Exhibit 99.1

Navigant International
401(k) Plan
Financial Statements and
Supplemental Schedules
December 31, 2001 and 2000

Navigant International
401(k) Plan
Index

Page
Financial Statements:

Report of Independent Accountants	1

Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000	2

Statements of Changes in Net Assets Available for Benefits for the
Years Ended December 31, 2001 and 2000	3

Notes to Financial Statements	4-10

Supplemental Schedules*:

Schedule I—Schedule of Assets (Held at End of Year)	11-13

Schedule II—Schedule of Nonexempt Transactions	14

*
Other supplemental schedules required by Section 2520-103.1 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Administrator of
    the Navigant International 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Navigant International 401(k) Plan (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at end of year) and nonexempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 10, during 2001, the Cornerstone Travel, Executive Travel and Lovejoy—Tiffany Travel Plans merged with the Plan.

/s/    PRICEWATERHOUSECOOPERS LLP
Hartford, Connecticut
June 18, 2002

Navigant International
401(k) Plan
Statements of Net Assets Available for Benefits

	December 31,
	2001	2000
Assets

Investments, at fair value	$35,892,376	$36,216,962

Net assets available for benefits	$35,892,376	$36,216,962

The accompanying notes are an integral part of these financial statements.

Navigant International
401(k) Plan
Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31,
	2001	2000
Additions to net assets attributed to:
Investment income:
Interest	$355,259	$229,152
Net depreciation in fair value of investments	(4,562,976)	(4,342,805)

	(4,207,717)	(4,113,653)

Contributions:
Employer	815,829	1,103,761
Employee	6,502,047	7,701,573

	7,317,876	8,805,334
Transfer from affiliated plan	—	82,966

Total additions	3,110,159	4,774,647

Deductions from net assets attributed to:
Benefit payments	4,291,675	3,509,473
Transaction charge	35,682	36,302
Participant loans terminated due to withdrawal of participants	133,791	123,477

Total deductions	4,461,148	3,669,252
Change in forfeiture reserve, net	(44,541)	(166,725)

Net (decrease) increase prior to plan merger	(1,395,530)	938,670
Transfer of assets due to plan merger	1,070,944	8,902,044

Net (decrease) increase	(324,586)	9,840,714
Net assets available for benefits at beginning of year	36,216,962	26,376,248

Net assets available for benefits at end of year	$35,892,376	$36,216,962

The accompanying notes are an integral part of these financial statements.

Navigant International
401(k) Plan
Notes to Financial Statements

1.	Description of Plan

The following description of the Navigant International 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan established effective June 10, 1998 and most recently amended March 4, 2002, retroactively effective September 20, 2001. Effective January 1, 2001 employees of Navigant International, Inc. (the “Company”) became eligible to participate upon completing three months of service and attaining the age of 18. Prior to January 1, 2001, employees of Company became eligible to participate upon completing six months of service and attaining the age of 21. The Plan is subject to the provisions of ERISA.

Contributions

Effective September 20, 2001, participants may contribute up to 15 percent of their compensation for the contribution period. Prior to September 20, 2001, participants could contribute an amount equal to not less than one percent nor more than 15 percent of their compensation for the contribution period. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a general account, various pooled separate accounts, a Company Common Stock and a self-directed account as investment options for participants. The self-directed account is comprised of assets invested at the direction of individual Plan participants. Employee contributions are recorded in the period during which the Company makes payroll deductions from the participant’s earnings.

Effective October 1, 2001, the Plan froze discretionary matching contributions to the Plan. Prior to October 1, 2001, the Company made a discretionary matching contribution in an amount equal to $.25 for each $1.00 contributed by a participant, up to a maximum of six percent of the participant’s compensation. The Company may also make additional matching and discretionary non-elective contributions. Discretionary matching Company contributions are recorded in the same period as employee contributions. Additional matching and discretionary non-elective contributions, none of which were made during 2001 and 2000, are recorded annually.

Effective January 3, 2001, CIGNA Fidelity Advisor Growth Opportunities Fund, CIGNA Credit Suisse Strategic Value Account (formerly “CIGNA Warburg Pincus Value Account (Advisor Shares)”), CIGNA Credit Suisse Emerging Growth Account (formerly “CIGNA Warburg Pincus Emerging Growth Fund (Advisor Shares)”), CIGNA Credit Suisse International Equity Account (formerly “CIGNA Warburg Pincus International Equity Fund (Advisor Shares)”), CIGNA Balanced/Wellington Management Fund (formerly “CIGNA Charter Balanced Fund I”), CIGNA American Century Ultra Fund, CIGNA PBHG Growth Fund, CIGNA AIM Constellation Fund, CIGNA Dreyfus Founders Growth Fund, CIGNA Dreyfus Founders Balanced Fund, CIGNA Janus Worldwide Fund, CIGNA Neuberger Berman Guardian Trust, CIGNA Templeton Growth Fund and CIGNA Templeton Foreign Fund were discontinued as investment options.

Effective January 23, 2001, a CIGNA Self-Directed Account was added to the Plan’s investment options.

Navigant International
401(k) Plan
Notes to Financial Statements

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s contribution and Plan earnings. Earnings are allocated by fund based on the ratio of a participant’s account invested in a particular fund to all participants’ investments in that fund. Allocations of Plan earnings for investments other than self-directed accounts are based on participants’ account balances. Self-directed accounts are credited with the earnings of the specific investment chosen by the participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are immediately vested in their own contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of service. Effective January 1, 2001, a participant becomes 33 percent vested after one year of service, 66 percent after two years of service and 100 percent vested after three years of service. Prior to January 1, 2001, a participant became 25 percent vested after two years of service, 50 percent after three years of service, 75 percent after four years of service and 100 percent vested after five years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant’s account becomes 100 percent vested.

Benefit Payments

On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of their account, a distribution in the form of an annuity, or installment payments. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

Participant Loans

Participants may borrow up to a maximum of $50,000 or 50 percent of the vested portion of their account balance, whichever is less. Loans are calculated on a fully amortized basis. A loan is collateralized by the balance in the participant’s account and bears interest at a rate commensurate with market rates for similar loans, as defined (8.50% to 10.50% and 8.00% to 10.50% for the years ended December 31, 2001 and 2000, respectively).

Navigant International
401(k) Plan
Notes to Financial Statements

Cash Equivalents

Contributions received prior to year end awaiting investment in the appropriate investment option at December 31, 2001 and 2000 are invested in the CIGNA Guaranteed Short-Term Account (formerly “CIGNA Charter Guaranteed Short-Term Account”), which is stated at fair value, and are included within the fund in which units are subsequently purchased.

2.	Summary of Accounting Policies

Method of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates. Certain reclassifications have been made to the 2000 amounts to conform with current year presentation.

Investment Valuation

Investments in the general account are non-fully benefit responsive and are stated at fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value recorded by Connecticut General Life Insurance Company (“CG Life”). Participant loans are stated at fair value. The Company Common Stock and investments held in the self-directed account are valued at their quoted market price.

Navigant International
401(k) Plan
Notes to Financial Statements

3.	Investments

Investments that represent five percent or more of the Plan’s net assets are separately identified below.

	December 31,
	2001	2000
CIGNA Guaranteed Income Fund[1] interest rates, 5.35%; 4.90%	$5,659,925	$4,606,795
CIGNA Fidelity Advisor Growth Opportunities Fund units, —; 88,626	—	5,752,713
CIGNA INVESCO Dynamics Fund units, 122,008; 112,079	2,828,152	3,825,253
CIGNA Janus Adviser Worldwide Fund units, 59,073; N/A	1,892,690	N/A
CIGNA Janus Worldwide Fund units, —; 25,199	—	1,852,155
CIGNA Large Cap Growth/Morgan Stanley Fund[2] units, 651,872; N/A	7,196,662	N/A
CIGNA Lifetime30 Fund units, 182,926; 96,774	2,213,410	2,205,476
CIGNA Lifetime40 Fund units, 158,781; N/A	1,886,320	N/A
CIGNA PBHG Growth Fund units, —; 68,823	—	2,573,995
CIGNA S&P 500® Index Fund[3] units, 36,580; 37,330	2,216,027	2,579,859
CIGNA Small Cap Growth/TimesSquare Fund[4] units, 133,295; N/A	2,082,066	N/A

[1]	formerly “CIGNA Charter Guaranteed Income Fund”
[2]	formerly “CIGNA Charter Large Company Stock—Growth II Fund”
[3]	formerly “CIGNA Charter Large Company Stock Index Fund”
[4]	formerly “CIGNA Charter Small Company Stock—Growth Fund”

Navigant International
401(k) Plan
Notes to Financial Statements

Investment Performance

During the years ended December 31, 2001 and 2000, the Plan’s investments (including interest, realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) appreciated (depreciated) in value as follows:

	Years Ended December 31,
	2001	2000
General Account:
CIGNA Guaranteed Income Fund	$276,199	$158,931

Pooled Separate Accounts:
CIGNA Actively Managed (Core) Bond Fund[5]	15,822	(27)
CIGNA AIM Constellation Fund	19,500	(140,280)
CIGNA American Century Ultra Fund	33,559	(313,770)
CIGNA Balanced/Wellington Management Fund	5,120	(9,402)
CIGNA Credit Suisse Emerging Growth Account	(5,594)	(55,638)
CIGNA Credit Suisse International Equity Account	(1,587)	(57,936)
CIGNA Credit Suisse Strategic Value Account	(756)	42,489
CIGNA Dreyfus Founders Balanced Fund	10,006	(45,498)
CIGNA Dreyfus Founders Growth Fund	20,469	(276,090)
CIGNA Fidelity Advisor Growth Opportunities Fund	55,289	(1,339,133)
CIGNA International Blend/Bank of Ireland Fund[6]	(344,550)	1
CIGNA INVESCO Dynamics Fund	(1,710,514)	(481,958)
CIGNA Janus Adviser Balanced Fund	(52,165)	254
CIGNA Janus Adviser Worldwide Fund	(465,210)	436
CIGNA Janus Worldwide Fund	11,399	(400,474)
CIGNA Large Cap Growth/Morgan Stanley Fund	(1,411,526)	619
CIGNA Large Cap Value/John A. Levin & Co. Fund[7]	(54,060)	1,854
CIGNA Lifetime20 Fund	(108,535)	(17,939)
CIGNA Lifetime30 Fund	(145,065)	(8,437)
CIGNA Lifetime40 Fund	(134,616)	(20,455)
CIGNA Lifetime50 Fund	(31,843)	1,379
CIGNA Lifetime60 Fund	(717)	10,625
CIGNA Mid Cap Value/Wellington Management Fund[8]	10,008	73
CIGNA Neuberger Berman Guardian Trust	10,592	(9,754)
CIGNA PBHG Growth Fund	(62,142)	(880,583)
CIGNA S&P 500® Index Fund[9]	(364,853)	(209,256)
CIGNA Small Cap Growth/TimesSquare Fund	(170,453)	1,039
CIGNA Small Cap Value/Berger® Fund[10]	171,780	1,900
CIGNA Templeton Foreign Fund	(13,502)	(33,394)
CIGNA Templeton Growth Fund	(62)	3,591

	(4,714,206)	(4,235,764)
Self-Directed Account:
Interest Bearing Cash	53	—
Equity Securities	(1,273)	—

	(1,220)	—
Company Common Stock:
Navigant International, Inc. Common Stock	152,503	(107,041)

Participant loans	79,007	70,221

Net decrease	$(4,207,717)	$(4,113,653)

Navigant International
401(k) Plan
Notes to Financial Statements

[5]	formerly “CIGNA Charter Core Bond Fund”
[6]	formerly “CIGNA Charter Foreign Stock II Fund”
[7]	formerly “CIGNA Charter Large Company Stock—Value I Fund”
[8]	formerly “CIGNA Charter Midsize Company Stock—Value Fund”
[9]	formerly “CIGNA Charter Large Company Stock Index Fund”
[10]	formerly “CIGNA Charter Small Company Stock—Value I Fund”

4.	Investment Contract with Insurance Company

The Plan participates in a contract with CG Life via an investment in the CIGNA Guaranteed Income Fund. CG Life commingles the assets of the CIGNA Guaranteed Income Fund with other assets. For the Plan’s investment in the CIGNA Guaranteed Income Fund, the Plan is credited with interest at the interest rate specified in the contract, which ranged from 4.90% to 5.35% and was 4.90% for the years ended December 31, 2001 and 2000, respectively, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the CIGNA Guaranteed Income Fund for six months. As discussed in Note 2, the CIGNA Guaranteed Income Fund is included in the financial statements at fair value which, principally because of the periodic rate reset process, approximates contract value.

5.	Related-Party Transactions

Plan assets include investments in funds managed by CG Life, an indirect wholly-owned subsidiary of CIGNA. CG Life is the Plan’s trustee and as such, transactions with the trustee qualify as party-in-interest transactions. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. In addition, the Plan holds common shares of Navigant International, Inc., the Plan Sponsor, which also qualifies as a party-in-interest.

6.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated September 22, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter, however, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

The Company has determined that nonexempt transactions occurred during 2001. These violations involved the submission of employee contributions to the Plan later than the earliest day on which such contributions could reasonably be segregated from the employer’s general assets, however in no event later than the 15th business day of the month following the month of being withheld from compensation. The Company has taken the necessary corrective action by making a contribution to the Plan for lost earnings in the amount of $7,418 as of June 12, 2002 and believes that the transactions should not affect the tax-qualified status of the Plan. The Company calculated the lost earnings using the Department of Labor’s prescribed methodology. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Navigant International
401(k) Plan
Notes to Financial Statements

8.	Reconciliation of Plan Financial Statements to the Form 5500

Certain balances included on Schedule H (Part I and II) of the Annual Return/Report of Employee Benefit Plan (the “Form 5500”) have been reclassified for purposes of presentation in these financial statements to provide additional disclosure.

9.	Transfer From Affiliated Plan

During 2000, certain assets of the U.S. Office Products 401(k) Retirement Plan, an affiliated plan, were transferred to the Plan.

10.	Plan Mergers

During 2001, certain assets attributable to employees of Cornerstone Travel, Executive Travel and Lovejoy-Tiffany Travel were transferred to the Plan and certain employees became eligible to participate in the Plan subject to the provisions of the Plan agreement.

In 2000, certain assets attributable to the employees of First Travel Corporation, Dollinger Travel, Akra Travel, Executive Travel, International Travel Resources, Atlas Travel, Chartrek, Moran Travel, Bowers World Wide Travel, McGregor Travel, Arrington Travel, Omni Travel and World Express Travel were transferred to the Plan and certain employees became eligible to participate in the Plan subject to the provisions of the Plan agreement.

11.	Forfeitures

The net change in forfeiture reserve represents the net change in the available forfeiture reserve balance from the prior year plus the current year forfeitures generated net of forfeitures used. Forfeitures result from non-vested Company contributions remaining in the Plan for all terminated employees. Upon reaching the break-in-service requirement, as defined in the Plan agreement, forfeitures generated are added to the forfeiture reserve balance. The forfeiture reserve of $32,719 and $46,023 at December 31, 2001 and 2000, respectively, is included in the CIGNA Charter Guaranteed Income Fund and is available to offset contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement. In 2001 and 2000 Company cash contributions were offset by $14,580 and $141,342, respectively, from forfeited non-vested accounts. In 2001 and 2000, Plan expenses were offset by $31,326 and $28,967, respectively, from forfeited non-vested accounts.

12.	Subsequent Events

During 2002, the C&J Travel, Executive Meeting and Travel and SatoTravel Plans merged with the Plan. Affected participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

Effective January 1, 2002 participants may contribute an amount equal to no more than the maximum amount permitted by Sections 402(g) and 415 of the Internal Revenue Code. During 2002, the maximum amount permitted is $11,000 for a single plan and $35,000 for multiple plans.

Navigant International	Supplemental Schedule
401(k) Plan	Schedule I
Schedule H (Line 4i) Form 5500 - Schedule of Assets (Held at End of Year)
December 31, 2001

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current value

*	Connecticut General Life Insurance Company	CIGNA Guaranteed Income Fund	N/A**	$5,659,925
*	Connecticut General Life Insurance Company	CIGNA Actively Managed (Core) Bond Fund	N/A**	717,213
*	Connecticut General Life Insurance Company	CIGNA International Blend/Bank of Ireland Fund	N/A**	1,308,042
*	Connecticut General Life Insurance Company	CIGNA INVESCO Dynamics Fund	N/A**	2,828,152
*	Connecticut General Life Insurance Company	CIGNA Janus Adviser Balanced Fund	N/A**	1,008,288
*	Connecticut General Life Insurance Company	CIGNA Janus Adviser Worldwide Fund	N/A**	1,892,690
*	Connecticut General Life Insurance Company	CIGNA Large Cap Growth/Morgan Stanley Fund	N/A**	7,196,662
*	Connecticut General Life Insurance Company	CIGNA Large Cap Value/John A. Levin & Co. Fund	N/A**	1,239,202
*	Connecticut General Life Insurance Company	CIGNA Lifetime20 Fund	N/A**	1,098,363
*	Connecticut General Life Insurance Company	CIGNA Lifetime30 Fund	N/A**	2,213,410

*	Indicates an identified person known to be a party-in-interest to the Plan.
**	Cost information has been omitted for participant directed investments.

Navigant International	Supplemental Schedule
401(k) Plan	Schedule I
Schedule H (Line 4i) Form 5500 - Schedule of Assets (Held at End of Year)
December 31, 2001	(continued)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current value

*	Connecticut General Life Insurance Company	CIGNA Lifetime40 Fund	N/A**	$1,886,320
*	Connecticut General Life Insurance Company	CIGNA Lifetime50 Fund	N/A**	854,120
*	Connecticut General Life Insurance Company	CIGNA Lifetime60 Fund	N/A**	352,949
*	Connecticut General Life Insurance Company	CIGNA Mid Cap Value/Wellington Management Fund	N/A**	375,659
*	Connecticut General Life Insurance Company	CIGNA S&P 500® Index Fund	N/A**	2,216,027
*	Connecticut General Life Insurance Company	CIGNA Small Cap Growth/TimesSquare Fund	N/A**	2,082,066
*	Connecticut General Life Insurance Company	CIGNA Small Cap Value/Berger® Fund	N/A**	1,270,015
*	National Financial Services Corporation	Navigant International, Inc. Common Stock	N/A**	780,591
*	Plan Participants	Participant Loans	N/A**	884,759
*	Connecticut General Life Insurance Company	Cash Equivalents (CIGNA Guaranteed Short-Term Account)	N/A**	2,848

				$35,867,301

*	Indicates an identified person known to be a party-in-interest to the Plan.
**	Cost information has been omitted for participant directed investments.

Navigant International	Supplemental Schedule
401(k) Plan	Schedule I
Schedule H (Line 4i) Form 5500 - Schedule of Assets (Held at End of Year)
December 31, 2001	(continued)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current value

	Temporary Investments

*	Connecticut General Life Insurance Company	Interest Bearing Cash	N/A**	$2,445

	Equity Securities

*	Connecticut General Life Insurance Company	H&R Block, Inc. Common Stock	N/A**	2,235
*	Connecticut General Life Insurance Company	Cisco Systems, Inc. Common Stock	N/A**	7,244
*	Connecticut General Life Insurance Company	EMC Corporation Massachusetts Common Stock	N/A**	2,688
*	Connecticut General Life Insurance Company	Krispy Kreme Doughnuts, Inc. Common Stock	N/A**	5,878
*	Connecticut General Life Insurance Company	Philip Morris Companies, Inc. Common Stock	N/A**	4,585

				22,630

	Total Assets Held by CIGNA Representing the CIGNA Self-Directed Account			25,075

	Total Assets			$35,892,376

*	Indicates an identified person known to be a party-in-interest to the Plan.
**	Cost information has been omitted for participant directed investments.

Navigant International	Supplemental Schedule
401(k) Plan	Schedcule II
Schedule G (Part III) Form 5500  –  Schedule of Nonexempt Transactions
Year Ended December 31, 2001

(a) Identity of party involved	(b) Relationship to plan, employer, or other party-in- interest	(c) Description of transactions including maturity date, rate of interest, collateral, par or maturity value	(d) Purchase price	(e) Selling price	(f) Lease rental	(g) Expenses incurred in connection with transaction	(h) Cost of asset	(i) Current value of asset	(j) Net gain or (loss) on each transaction

Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of January 2001 at a rate of 9.00%	N/A	N/A	N/A	N/A	N/A	$ 328	—	*
Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of February 2001 at a rate of 9.00%	N/A	N/A	N/A	N/A	N/A	469	—	*
Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of March 2001 at a rate of 9.00%	N/A	N/A	N/A	N/A	N/A	313	—	*
Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of April 2001 at a rate of 9.00%	N/A	N/A	N/A	N/A	N/A	94	—	*
Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of May 2001 at a rate of 9.00%	N/A	N/A	N/A	N/A	N/A	23	—	*
Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of June 2001 at rates ranging from 8.00% to 11.42%	N/A	N/A	N/A	N/A	N/A	20	—	*
Navigant International, Inc.	Plan Sponsor	Loan to employer in the form of a late deposit of employee 401(k) deferrals for the month of July 2001 at rates ranging from 4.35% to 169.43%	N/A	N/A	N/A	N/A	N/A	6,171	—	*

*
Department of Labor Reg. 2510.3-102 requires that employee contributions, loan repayments and loan interest be remitted to the Plan no later than the earliest day on which such contributions could reasonably be segregated from the employer’s general assets, however, in no event later than the 15th business day of the month following the month of being withheld from compensation. Failure to remit employee contributions, loan repayments and loan interest into the Plan on a timely basis is considered a nonexempt transaction with a party-in-interest.